Exhibit 99.1

LABRANCHE & CO ANNOUNCES TENDER OFFER

NEW YORK, NEW YORK, April 6, 2004 - LaBranche & Co Inc. (NYSE: LAB) announced today that it intends to refinance a substantial portion of its outstanding indebtedness over the next several weeks.  The refinancing is being undertaken to take advantage of current market opportunities that should allow the company to extend the maturities and modify certain of the terms of its outstanding debt.  The company expects to refinance outstanding senior and senior subordinated notes through the issuance of new senior notes.

The company also announced that, as part of the refinancing, the company has commenced a cash tender offer and consent solicitation for all of its outstanding 9½% Senior Notes due August 2004 (“9½% Notes”) (CUSIP No. 505447AB8) and 12% Senior Subordinated Notes due March 2007 (“12% Notes”) (CUSIP No. 505447AD4).

The tender offer and consent solicitation is made pursuant to an Offer to Purchase and Consent Solicitation Statement and related Consent and Letter of Transmittal dated April 5, 2004, which set forth a more detailed description of the tender offer and consent solicitation.  The tender offer will expire at 12:00 midnight (EST) on May 3, 2004, unless extended or terminated (the “Expiration Date”).  The consent solicitation will expire at 5:00 p.m. (EST) on April 19, 2004, unless extended or terminated (the “Consent Date”).

Under the terms of the tender offer, the consideration for each $1,000.00 principal amount of the 9½% Notes tendered will be determined on the next business day following the Consent Date.

The consideration for the 9½% Notes will be calculated by taking (i) the present value as of the payment date of the 9½% Notes calculated in accordance with standard market practice, assuming each $1,000.00 principal amount of the 9½% Notes would be paid at a price of $1,000.00 on the maturity date of such notes, discounted at a rate equal to the sum of (a) the yield to maturity on the 2½% U.S. Treasury Note due August 31, 2004, and (b) 50 basis points, plus (ii) accrued and unpaid interest, if any, up to, but not including, the payment date, minus (iii) the consent payment described below of $20.00 per $1,000.00 principal amount of notes.

The consideration for the 12% Notes will be an amount in cash equal to (i) $1,200.00 plus (ii) accrued and unpaid interest, if any, up to, but not including, the payment date, minus (iii) the consent payment described below of $20.00 per $1,000.00 principal amount of notes.

In conjunction with the tender offer, the company is also soliciting the consent of holders of the notes to eliminate substantially all of the restrictive covenants and certain events of default under the indentures governing the 9½% Notes and the 12% Notes, and to make certain other amendments to such indentures.  Holders cannot tender their notes without delivering a consent and cannot deliver a consent without tendering their notes. Any notes tendered before the Consent Date may be withdrawn at any time on or prior to the Consent Date, but not thereafter, except as may be required by law.  Any notes tendered after the Consent Date may not be withdrawn, except as may be required by law.

The company will make a consent payment of $20.00 per $1,000.00 principal amount at maturity of notes validly tendered on or prior to the Consent Date.  Holders who tender their notes after the Consent Date will not receive the consent payment.

The closing of the tender offer is subject to certain conditions with respect to each series of notes, including:  (i) receipt by the company of gross proceeds from the sale of new senior notes sufficient to finance the purchase of notes of such series in the tender offer, and (ii) the receipt of consents from the holders of at least a majority of the outstanding principal amount of such notes to amend the corresponding indenture.  The company’s obligation to purchase a series of notes in the tender offer is not conditioned on the purchase of the other series of notes.

The proceeds from the sale of new senior notes will be used to fund this refinancing as well as for other general corporate purposes.

The company has retained Credit Suisse First Boston LLC to serve as the exclusive Dealer Manager and Solicitation Agent for the tender offer and the consent solicitation.  Requests for documents may be directed to Morrow & Co., Inc., the Information Agent, by telephone at (800) 607-0088 (toll-free) or (212) 754-8000 (collect), or by email at LAB.info@morrowco.com.  Questions regarding the tender offer may be directed to Credit Suisse First Boston, at (800) 820-1653 (toll-free) or (212) 538-4807 (collect).

This press release is not an offer to purchase, a solicitation of an offer to sell or a solicitation of consent with respect to any securities.  The offer is being made solely by the Offer to Purchase and Consent Solicitation Statement and related Consent and Letter of Transmittal dated April 5, 2004.

The new senior notes or other securities that may be offered in connection with the company’s refinancing plan will be offered pursuant to an exemption from registration under the Securities Act of 1933. Such securities will not be registered under the Securities Act and, accordingly, may not be offered or sold in the United States absent registration under the Securities Act or an applicable exemption from the registration requirements.

Founded in 1924, LaBranche is a leading Specialist firm. The Company is the Specialist for more than 650 companies, seven of which are in the Dow Jones Industrial Average, 30 of which are in the S&P 100 Index and 103 of which are in the S&P 500 Index. In addition, LaBranche acts as the Specialist in over 200 options.

Certain statements contained in this release, including without limitation, statements containing the words “believes,” “intends,” “expects,” “anticipates,” and words of similar import, constitute “forward-looking statements” within the meaning of the Private

Securities Litigation Reform Act of 1995.  Readers are cautioned that any such forward-looking statements are not guarantees of future performance, and since such statements involve risks and uncertainties, the actual results and performance of LaBranche and the industry may turn out to be materially different from the results expressed or implied by such forward-looking statements.  Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.  LaBranche also disclaims any obligation to update its view of any such risks or uncertainties or to publicly announce the result of any revisions to the forward-looking statements made in this release.

SOURCE LaBranche & Co Inc. — 04/06/2004 /CONTACT: Larry Prendergast, Executive Vice President of Finance, or Harvey S. Traison, Senior Vice President & Chief Financial Officer, both of LaBranche & Co Inc., +1-212-425-1144; Investors - Michael Polyviou, or Media - Brian Maddox or Scot Hoffman, all of Financial Dynamics, +1-212-850-5600, for LaBranche & Co Inc./ (LAB) CO: LaBranche & Co Inc.; Credit Suisse First Boston LLC ST: New York